Exhibit 99.1
Investor Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie.reinsmidt@cblproperties.com
Media Contact: Stacey Keating, Director of Public Relations, 423.490.8361, stacey.keating@cblproperties.com
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SEC CONFIRMS CONCLUSION OF THE INVESTIGATION OF
CBL & ASSOCIATES PROPERTIES, INC. INTO FOUR LOANS

CHATTANOOGA, Tenn. (August 16, 2016) - CBL & Associates Properties, Inc. (NYSE: CBL) today provided a further update following its press release on August 15, 2016, regarding the Security and Exchange Commission’s (“SEC”) investigation into four specific loans: In the Matter of CBL & Associates Properties, Inc., NY-9404.

On the afternoon of August 15, 2016, CBL received a letter from the SEC, notifying the Company that it had concluded its investigation into four specific loans. The SEC stated, “We have concluded the investigation as to CBL & Associates Properties, Inc. (“CBL”) in the above referenced matter. Based on the information we have as of this date, we do not intend to recommend an enforcement action by the Commission against CBL.”

The SEC provided this notice pursuant to the guidelines set out in the final paragraph of Securities Act Release No. 5310, (the text of this release can be found at: http://www.sec.gov/divisions/enforce/wells-release.pdf).

About CBL & Associates Properties, Inc.
Headquartered in Chattanooga, TN, CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 145 properties, including 89 regional malls/open-air centers. The properties are located in 31 states and total 82.9 million square feet including 8.6 million square feet of non-owned shopping centers managed for third parties. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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